Exhibit 10.49

December 17, 2013

John Inserra

215 South Albert Street

Mount Prospect, IL 60068

Dear Mr Inserra:

On behalf of The ONE Group (the “Company”), it is our pleasure to offer you the position of Chief Operating Officer. We are excited about the opportunity to build an iconic hospitality company with your help and leadership. This letter sets forth the terms and conditions of your employment with the Company. Please review carefully and contact me if you have any questions.

Title:	Chief Operating Officer

Reporting to:	Chief Executive Officer

Start Date:	Mutually agreed upon date

Base Salary:	Your initial base salary will be at an annualized rate of $350,000.00 less applicable tax and other withholdings. Salary is payable according to the Company’s regular payroll schedule.

Annual Bonus:	You will be eligible for an annual bonus of 50% of base at target for each calendar year of employment with the Company, subject to performance measured against budget to be established by the Company’s Board of Directors (the “Board”).

Sign on Bonus:	$100,000.00 paid during your first week of employment less applicable tax and other withholdings.

Stock Options:	As a senior member of our team, you will granted 200,000 stock options; five year equal vesting cycle with immediate accelerated vesting upon a change of control.

© 2013 by The ONE Group, LLC

Benefits:	As ONE Group salaried employee, you are eligible for the current, standard company health, life, disability, dental and vision coverage will be available on the 1st of the month following 90 days of employment. In addition to information below, we will provide you full detailed information regarding coverage.** The Company is willing to reimburse COBRA payments until you are fully eligible for The ONE Group insurance benefits. A portion of premium cost for single coverage will be covered by the company with additional dependent coverage available at a cost as outlined in provided documentation.

As a senior level executive, you will also receive Armada Care Executive Health benefits, for yourself and your family, at no cost to you.

Company offers short term and long term disability at 60% of base salary up to a $1,500.00 weekly maximum on short term disability and up to $10,000.00 maximum on long term disability.

Company offers Group Life and Accidental Death and Dismemberment Insurance. Benefit amount is $50,000.00

Company will purchase life insurance at one time (1X) base salary

After ninety days of employment, employee can enroll in the Company’s 401k plan.

**Note: The ONE Group’s human resources representatives as well as insurance representatives are available to explain and answer any questions regarding the details of coverage.

Vacation:	Vacation is accrued at 3.077 hours per pay period, which is equivalent to four weeks on an annual basis.

Personal/Sick Days:	Personal/Sick days are allotted at 5 each calendar year.

Relocation:	The Company will contribute to reasonable relocation expenses.

Expenses:	Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of the appropriate expense request form. Reasonable expenses include but not limited to phone, computer, and technology expenses.

The Company will reimburse four (4) round trip airplane tickets to be used at your discretion.

© 2013 by The ONE Group, LLC

Severance:	If employee is let go by the company for any reason other than cause (ie. violence, theft, fraudulent activities, harassment, etc.), the company will pay the executive six months of salary. Payment will be in a lump sum upon termination or in regular pay periods over the six months.

Severance will not be due to employee if he doesn’t move to New York City after four years of employment if terminated with or without cause.

Non-Compete:	You will need to sign a standard reasonable non-compete and non-solicitation agreement.

John, we are extremely excited to have you join The ONE Group team as we grow the organization. Your offer is contingent upon satisfactory completion of a background check and The ONE Group’s standard public company director/officer questionnaire. We are confident of the positive impact you will make. If the terms described above are acceptable, please sign below, return the original to me, and keep a copy for your records. We look forward to working closely with you.

This offer is not intended to be a contractual obligation to hire the individual indicated herein other than as an Employee-at-will. The company is not extending an employment agreement to the prospective to employee, and if employed, the employee may be terminated at will and without further obligation other than that as required pursuant to law.

Very truly yours,

/s/ Jonathan Segal

Jonathan Segal

Chief Executive Officer

The ONE Group

AGREED AND ACCEPTED:

/s/ John Inserra		12/18/2013
John Inserra	Date

© 2013 by The ONE Group, LLC